Filed Pursuant to Rule 424(b)(2)
File No. 333-111007-01
Explanatory Note
This Pricing Supplement is being filed pursuant to Rule 424(b)(2) under the Securities Act solely for the purpose of correcting the reference to the SEC file number contained in the 424(b)(2) filed on December 13, 2005. The correct file number is No. 333-111007-01.
Pricing Supplement, dated December 9, 2005
to Prospectus dated December 29, 2003
Popular North America, Inc.
Medium-Term Notes, Series F
Due From Nine Months to 30 Years From Date of Issue
Payment of Principal, Premium, if any, and Interest Guaranteed by Popular, Inc.

PRINCIPAL AMOUNT	$40,000,000.00

ORIGINAL ISSUE DATE	December 12, 2005

MATURITY DATE	December 12, 2007

GLOBAL NOTE	Yes

INITIAL INTEREST RATE	4.83%

INTEREST RATE BASIS	3 Month Libor

INDEX MATURITY	N/A

SPREAD	+.35%

INTEREST RATE RESET PERIOD	Two London business days prior to each interest reset date.

INTEREST PAYMENT DATES	The notes will pay interest quarterly on the 12th of March, June, September and December, commencing on March 12, 2006, and at maturity
The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used for:
•	General corporate purposes, including investment in, or extensions of credit to, existing and future subsidiaries

•	Repayment of outstanding borrowings.
     Delivery of the notes, in book-entry form only, will be made on or about December 12, 2005.
     Neither the Securities and Exchange Commission nor any state or Commonwealth of Puerto Rico securities commission has approved or disapproved of these securities or determined if this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.
Private Placement